EXHIBIT 10.04
Summary of Modifications to Annual Incentive Bonus Plan for Fiscal 2009
     On December 1, 2008, the Board approved modifications to the Company’s annual incentive bonus plan that provides the Company’s executive officers with the opportunity to earn cash bonuses based upon the achievement of certain performance goals. Performance goals for the first two fiscal quarters were not modified. Performance goals for the third and fourth fiscal quarters were changed to: achievement of EPS, inventory reduction, free cash flow and SG&A levels at the company level and revenue and profit after interest and inventory reduction, as well as the company level metrics, at the business unit levels, with varying weightings to be determined for different executive officers. Targets may be set as a quarterly or six month measure and quarterly measures may allow for recoupment if a target not met in the third quarter is met on a cumulative basis in the fourth quarter. In addition, the plan was modified to eliminate the annual year over year component for measuring performance, and performance goals will be based solely on quarterly and/or six month performance. The modifications also permit providing for a minimum 50% of target payouts for the third and fourth fiscal quarters.